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                                   EXHIBIT 11


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                                FRIEDMAN'S INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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

                                                     YEARS ENDED SEPTEMBER 30,
                                                   1997                   1996
                                                   ----                   ----
                                           (Amounts in thousands except per share data)
Average shares outstanding.....................    14,408                12,779
Net effect of dilutive stock options...........       131                   252
                                                   ------                ------
         Total.................................    14,539                13,031
                                                   ------                ======

Net Income.....................................   $19,267               $13,833
Per share amount...............................   $  1.33               $  1.06
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